To Prospectus dated December 2, 2011 and Preliminary Prospectus Supplement Dated August 6, 2012	Filed Pursuant to Rule 433 Registration No. 333-178273

Ecolab Inc.

$500,000,000 1.000% Notes due 2015

Pricing Term Sheet

August 6, 2012

Issuer:	Ecolab Inc.

Type of Offering	SEC registered (No. 333-178273)

Trade Date:	August 6, 2012

Settlement Date:	August 9, 2012

Anticipated Ratings:	Baa1 (Stable Outlook) by Moody’s Investors Service, Inc. BBB+ (Stable Outlook) by Standard & Poor’s Ratings Services

Principal Amount:	$500,000,000

Maturity Date:	August 9, 2015

Coupon:	1.000%

Interest Payment Dates:	February 9 and August 9, commencing February 9, 2013

Price to Public:	99.950%

Benchmark Treasury:	UST 0.250% due July 15, 2015

Benchmark Treasury Price and Yield:	99-25¾;0.317%

Spread to Benchmark Treasury:	70 bps

Yield to Maturity:	1.017%

Make-Whole Call:	T + 10 bps

CUSIP/ISIN:	278865AN0/US278865AN09

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:

J.P. Morgan Securities LLC

Mitsubishi UFJ Securities (USA), Inc.

SMBC Nikko Capital Markets Limited

RBS Securities Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Citigroup Global Markets Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC collect at (800) 221-1037 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at (800) 294-1322.